UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2020

REPLIMUNE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38596	82-2082553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Unicorn Park

Woburn, MA 01801

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 222-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	REPL	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Tanya Lewis to the Board of Directors

On October 19, 2020, based on the recommendation of the Nominating and Corporate Governance Committee of Replimune Group, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) increased the size of the Board from ten members to eleven, and filled the newly created vacancy on the Board by appointing Tanya Lewis as a director of the Company, with such appointment effective as of November 2, 2020 (the “Effective Date”). Ms. Lewis will initially serve as a director of the Company until the Company’s 2021 annual meeting of stockholders, at which such meeting Ms. Lewis will be nominated to stand for election to the Board. The Board has determined that Ms. Lewis is an independent director in accordance with applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market.

Ms. Lewis has served as Executive Vice President, Chief Regulatory Officer and Quality Officer at Karyopharm Therapeutics Inc., a pharmaceutical company, since November 2019, and previously served as Senior Vice President, Regulatory and Quality Affairs from November 2018 to November 2019. Prior to joining Karyopharm Therapeutics, Ms. Lewis served as Vice President, Regulatory and Quality Affairs for Syros Pharmaceuticals, Inc., a pharmaceutical company, from January 2017 to July 2018. Prior to joining Syros Pharmaceuticals, Ms. Lewis served as Vice President, Regulatory Affairs and Quality Assurance for Idera Pharmaceuticals, Inc., a pharmaceutical company, from October 2015 to December 2016. Before joining Idera Pharmaceuticals, Ms. Lewis served as Vice President, Regulatory Affairs for Tesaro, Inc., a pharmaceutical company, from October 2011 to June 2015 and prior to that served in various roles at Millennium Pharmaceuticals. Inc. Ms. Lewis holds a Bachelor of Science degree in Biology from Northeastern University and a Master of Science degree in Regulatory Affairs and Public Health from Massachusetts College of Pharmacy and Allied Health Science.

In connection with her service on the Board, Ms. Lewis will receive an annual cash retainer of $35,000, prorated based on the date of her appointment to the Board. In addition, on the Effective Date, Ms. Lewis will receive a grant of a nonqualified stock option to acquire 33,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the Effective Date, as reported on the Nasdaq Global Select Market. The option will vest and become exercisable as to 25% of the shares on the first anniversary of the Effective Date, and the balance of the shares will vest in a series of approximately equal 24 monthly installments thereafter.

In addition, the Company and Ms. Lewis intend to enter into a customary indemnification agreement, a form of which has been previously filed with the SEC, and a board appointment letter, in each case, effective as of the Effective Date.

There have been no transactions with the Company and there are currently no proposed transactions with the Company that would be required to be disclosed under Item 404(a) of Regulation S-K. No arrangement or understanding exists between Ms. Lewis and any other person pursuant to which Ms. Lewis was selected as a director of the Company.

Item 7.01	Regulation FD Disclosure.

On October 19, 2020, the Company issued a press release announcing Ms. Lewis’ appointment to the Board. The full text of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated October 19, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIMUNE GROUP, INC.

Date: October 19, 2020	By:	/s/ Jean Franchi
Jean Franchi
Chief Financial Officer